Exhibit 10.2

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

RESEARCH AND MANUFACTURING AGREEMENT

This Agreement is made and entered into as of the 16th day of February, 2011 (the “Effective Date”) by and between Aeolus Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691 (“Client”), and Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services located at 25 Patton Road, Devens, Massachusetts 01432 (“Johnson Matthey Pharma Services”).

RECITALS

A.           Client is engaged in the discovery and development of pharmaceutical products; and

B.           Johnson Matthey Pharma Services is engaged in chemical research, synthesis, scale-up, separations and bulk manufacturing for the pharmaceutical industry in accordance with FDA standards; and

C.           Client proposes to retain Johnson Matthey Pharma Services to analyze, assess and develop a reliable separations or manufacturing process for certain chemical compounds as required by Client and to perform such additional work as may be required or agreed upon (“Services”) and to manufacture such compounds (“Product” or “Products”) for Client.

D.           Client and Johnson Matthey Pharma Services agree as follows:

AGREEMENTS

1.           The Project:  Services and Products.

A description of the Services to be performed and the Product(s) to be manufactured hereunder for each project agreed upon by the parties (“Project”), as well as applicable hourly research rates, estimates and manufacturing prices where applicable, shall be contained in individual appendices to this Agreement (“Project Descriptions”), executed by a duly authorized officer of each Party, numbered sequentially and amendable only by a document similarly executed.  Each executed Project Description shall be subject to and deemed a part of this Agreement.

2.           Specific Duties of Johnson Matthey Pharma Services for each Project.

To the extent relevant to a particular Project, and as specified in the relevant Project Description, Johnson Matthey Pharma Services will:

Johnson Matthey Pharmaceutical Materials, Inc.
25 Patton Road, Devens, Massachusetts 01432
Aeolus/Johnson Matthey - RMA

A.           Perform its Services in accordance with applicable FDA regulations;

B.           Develop a scalable process for synthesis of the Product specified in the Project Description;

C.           Develop an analytical method to measure the purity of such Product;

D.           Provide a certificate of analysis with respect to such Product when produced;

E.           Provide a report to Client describing research procedures used and results obtained;

F.           Respond to all reasonable requests of Client for information related to the Project; and

G.           Retain experimental records and laboratory notebooks relating to the Project for a period of three (3) years or until released pursuant to Section 12.D.

3.           Specific Duties of Client for each Project.

Unless otherwise specified in the relevant Project Description, Client will:
A.           Provide Johnson Matthey Pharma Services with all relevant information available to Client with respect to the compound(s) and synthesis(es) specified in the relevant Project Description, including but not limited to research samples, chromatographic information and appropriate structural characterization spectra;

B.           Provide intermediates to Johnson Matthey Pharma Services when appropriate for chemical process development studies;

C.           Respond to all reasonable requests of Johnson Matthey Pharma Services for information related to the Project; and

D.           Make payments as herein required.

4.           Compensation.

A.          Deposit.  Promptly upon execution of each Project Description, Client shall pay Johnson Matthey Pharma Services a deposit for the Project, in the amount of […***…] of the direct labor budget or of the total purchase price, in the case of manufacturing Projects, unless otherwise agreed.  The deposit shall be credited proportionately against each invoice payable hereunder in accordance with the percentage of the Project then completed.

B.           Advance Payment for Materials.  Materials for a Project will be purchased on consignment for Client’s account and payment therefore, including a handling charge equal to […***…] of the purchase price of the material to be purchased, must be received by Johnson Matthey Pharma Services before such materials are ordered.

*Confidential Treatment Requested

C.           Invoices.  Unless otherwise agreed, Client shall pay Johnson Matthey Pharma Services, not later than thirty days from the date of receipt, invoices rendered to Client on a monthly basis by Johnson Matthey Pharma Services for the following items, provided that such invoices are not being contested in good faith by Client.      In the event any payment is not made on time, Johnson Matthey Pharma Services shall be entitled, among its other rights, to cease work and stop deliveries until such payment, including any interest, is made.

1)	Manufacturing Charges. Charges at agreed purchase price for Products as shipped.

2)
Research Charges.  Charges for Services performed under this Agreement by Johnson Matthey Pharma Services (i) for the execution of work on each Project and (ii) for any work requested by the FDA or other governmental authority or investigator on its behalf pertaining to a Project shall be charged at the rate specified in the applicable Project Description.

3)	Waste. Waste disposal charges allocable to the Project at cost plus an […***…] handling charge, including all Close-Out Project Materials pursuant to Section 12.C. (as defined therein).

4)
Travel.  Expenses for travel incurred by Johnson Matthey Pharma Services personnel in connection with the Project.  Johnson Matthey Pharma Services will obtain prior written Client approval for any travel expenses in excess of […***…].

5)	Expendables and Supplies. Johnson Matthey Pharma Services will obtain prior written Client approval for expenditures on any single item (or series of related items) in excess of […***…].

6)	Special Equipment and Glassware. Johnson Matthey Pharma Services will obtain prior written Client approval for expenditures on any single item (or series of related items) in excess of […***…].

7)	Extraordinary expenses (e.g., additional manpower allocation) if (i) authorized by Client in writing or (ii) required by a regulatory agency or pursuant to a court order.

8)	Expenses for personnel time, travel, legal fees and other expenses incurred at the written request of Client in patent matters, litigation or regulatory matters.

9)	Costs incurred by Johnson Matthey Pharma Services for outside consultants or other third parties approved by Client in writing.

10)
Costs incurred for other services directly related to this Agreement, including but not limited to costs incurred by Johnson Matthey Pharma Services for shipping, freight and outside chemical or analytical services.

*Confidential Treatment Requested

11)
Any use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between Johnson Matthey Pharma Services and Client pursuant to this Agreement, shall be paid by Client in addition to the prices quoted or invoiced.  In the event Johnson Matthey Pharma Services is required to pay any such tax, fee, or charge, Client shall reimburse Johnson Matthey Pharma Services therefore; or in lieu of such payment, Client shall provide Johnson Matthey Pharma Services at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

D.           Audit.  Client’s auditors, subject to normal obligations of confidentiality, may audit the books and records of Johnson Matthey Pharma Services annually during normal business hours, at Client’s expense, to the extent necessary to verify charges and payments hereunder.

E.           Late Payments.  In addition to its other rights, Johnson Matthey Pharma Services shall be entitled to interest at the rate of one and one-half percent (1.50%) per month on any payment which is not made when due.

5.           Manufacturing Warranty and Limitation of Liability.

A.           JOHNSON MATTHEY PHARMA SERVICES WARRANTS THAT ALL PRODUCTS MANUFACTURED BY IT COMPLY WITH THE SPECIFICATIONS AGREED UPON AND SPECIFIED IN A PROJECT DESCRIPTION BUT MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  JOHNSON MATTHEY PHARMA SERVICES’ SOLE LIABILITY SHALL BE TO EITHER IMMEDIATELY REPAIR, REPLACE, OR REFUND THE PRICE PAID TO JOHNSON MATTHEY PHARMA SERVICES FOR, ANY PRODUCTS DETERMINED NOT TO MEET SUCH SPECIFICATIONS, WHICH OPTION SHALL BE DETERMINED BY CLIENT IN ITS SOLE DISCRETION AND COMMUNICATED TO JOHNSON MATTHEY.  JOHNSON MATTHEY PHARMA SERVICES SHALL BEAR ALL REASONABLE COSTS AND EXPENSES FOR REPAIRING OR REPLACING ANY SUCH PRODUCTS.

B.           IN NO EVENT SHALL CLIENT OR JOHNSON MATTHEY PHARMA SERVICES BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL OR OTHER DAMAGES IN ANY WAY ASSOCIATED WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, JOHNSON MATTHEY PHARMA SERVICES’ AGGREGATE LIABILITY FOR ANY AND ALL MATTERS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED  THREE TIMES (3X) THE TOTAL AMOUNTS PAID BY CLIENT TO JOHNSON MATTHEY PHARMA SERVICES UNDER THE APPLICABLE PROJECT DESCRIPTION RELATED TO SUCH MATTER; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF JOHNSON MATTHEY PHARMA SERVICES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, JOHNSON MATTHEY PHARMA SERVICES’ AGGREGATE LIABILITY FOR ANY AND ALL MATTERS ARISING IN CONNECTION WITH THIS AGREEMENT MAY BE UP TO (BUT NO MORE THAN) TEN TIMES (10X) THE TOTAL AMOUNTS PAID BY CLIENT TO JOHNSON MATTHEY PHARMA SERVICES UNDER THE APPLICABLE PROJECT DESCRIPTION RELATED TO SUCH MATTER.

C.           EACH PARTY ACKNOWLEDGES THAT ANY MATERIALS WHICH SHALL BE TRANSFERRED BY ONE PARTY TO THE OTHER UNDER THIS AGREEMENT OR USED BY JOHNSON MATTHEY PHARMA SERVICES TO PERFORM SERVICES HEREUNDER MAY BE EXPERIMENTAL AND THEIR PROPERTIES MAY NOT BE COMPLETELY KNOWN.  EACH PARTY SHALL BEAR FULL RESPONSIBILITY FOR SAFE HANDLING, STORAGE AND USE OF ANY SUCH MATERIALS IN ITS POSSESSION.

D.           The parties hereby agree that, for purposes of this Agreement, (i) the term “gross negligence” shall be defined as conduct which is greater in degree than ordinary negligence, but less in degree than willful misconduct (as defined herein) and refers to a person’s conduct where an act or a failure to act creates an unreasonable risk of harm to another because of the person’s failure to exercise slight care or diligence and (ii) the term “willful misconduct” shall mean conduct which is done with the deliberate intent to cause harm or with reckless disregard for the safely of another’s person or property.

6.           Representations and Warranties.

A.          Johnson Matthey Pharma Services represents and warrants to Client as follows:

1)	Product(s) shall be processed in compliance with all applicable laws.

2)
   Product(s), as processed and delivered, shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act of 1934, the Public Health Service Act of 1944 and the regulations promulgated thereunder, as the same may be amended from time to time, or other substantially similar laws and statutes

3)
   The manufacturing facilities for Product(s) shall conform, and will throughout the term of this Agreement, in all respects to applicable laws, regulations, and approvals governing such facility, including, but not limited to, the applicable cGMP regulations.

4)
   Neither it nor any person employed by it to perform the Services (i) is presently under any obligation which conflicts with their duties contemplated hereunder and agrees not to undertake any project which will conflict with these duties during the conduct of the Services, (ii) is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, or (iii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. Section 312.70 or the European Union equivalent.  In the event any of the foregoing occurs, Johnson Matthey Pharma Services shall immediately notify Client.

B.           Client hereby represents and warrants that, with respect to any materials supplied to Johnson Matthey Pharma Services by Client and information relating thereto, Client has the right to supply such materials to Johnson Matthey Pharma Services, and such supply of the materials and Johnson Matthey Pharma Services’ use thereof for the sole purpose of performing the Services and fulfilling its obligations under this Agreement shall not, by itself, be an act of infringement upon any copyright, patent, trade secret or other intellectual property right; provided that such Services are performed in accordance with the terms of this Agreement and the applicable Project Description.

7.           Indemnity.

A.           As to Products or other materials of any kind manufactured by Johnson Matthey Pharma Services or otherwise supplied to Client hereunder, it is understood and agreed that (a) the specifications therefore are the responsibility of Client; (b) Johnson Matthey Pharma Services has no responsibility for establishing the safety or efficacy of any such Product or material for any particular use; and (c) Client shall be solely responsible for compliance of such Products and materials with all legal requirements, including, but not limited to, applicable requirements as to safety and efficacy.  Client represents and warrants that Products or other materials acquired from Johnson Matthey Pharma Services hereunder, unless produced under cGMP conditions, will be used only for laboratory testing purposes and not for human consumption.  As to processes of any kind developed by Johnson Matthey Pharma Services and disclosed to Client hereunder, it is understood and agreed that (x) any use of such processes after disclosure to any third-party by anyone other than by Johnson Matthey Pharma Services shall not be the responsibility of Johnson Matthey Pharma Services; (y) Johnson Matthey Pharma Services shall have no responsibility for the safe use of any such processes or the result of any use thereof; and (z) Client shall be solely responsible for the compliance of Client use with all legal requirements and obligations including, but not limited to, safety compliance and liability to any person injured by such use.

B.           Client agrees to defend, indemnify, hold harmless and make whole Johnson Matthey Pharma Services, its directors, officers and employees, and any legal entity controlling, controlled by or under common control with Johnson Matthey Pharma Services, from and against damages, costs, expenses, claims, demands or causes of action arising out of claims by any third-party (including, without limitation, employees, affiliates or agents of Client) to the extent directly related to Products or other materials or processes supplied or disclosed to Client in the course of this Agreement, except to the extent that such damages, costs, expenses, claims, demands or causes of action arise out of (i) failure of Johnson Matthey Pharma services to comply with the specifications agreed upon and specified in a project description, (ii) claims by employees, affiliates or agents of Johnson Matthey Pharma Services or (ii) nonfeasance, misfeasance or malfeasance (including but not limited to negligence) of Johnson Matthey Pharma Services.  Client additionally agrees to maintain product liability insurance coverage reasonably adequate for its intended use of the Products, materials or processes provided hereunder and statutory workers’ compensation insurance.

C.           Johnson Matthey Pharma Services agrees to defend, indemnify, hold harmless and make whole Client, its directors, officers and employees, and any legal entity controlling, controlled by or under common control with Client, from and against damages, costs, expenses, claims, demands or causes of action arising out of claims by any third-party (including, without limitation, employees, affiliates or agents of Client) to the extent directly related to Johnson Matthey Pharma Services’ nonfeasance, misfeasance or malfeasance (including but not limited to negligence) with respect to the Services or the Products.

8.           Confidentiality.

Each party undertakes to keep confidential and to withhold from all third-parties any and all confidential information owned and disclosed to it by the other party (“Confidential Information”).  Confidential Information shall include any confidential samples provided by one party to the other and any confidential information ascertained from plant or site visits.  Received Confidential Information shall be used only for the purpose of performance of this Agreement and for no other purpose unless the parties shall have agreed otherwise in writing.  Confidential Information may be disclosed in writing, visually or orally and shall be identified as confidential by the disclosing party in accordance with the following guidelines:

A.           When disclosed in writing, Confidential Information will be clearly and conspicuously marked as such by the disclosing party with an appropriate stamp or legend, or, if unmarked, is information that a reasonable person, under the circumstances, would understand to be confidential;

B.           When disclosed orally or visually, Confidential Information will be immediately identified as such;

C.           When disclosed in the form of magnetic recording or other machine readable form, Confidential Information will be identified as such when transmitted, the container holding the Confidential Information will be clearly and conspicuously marked by the disclosing party as confidential, and, when read, an appropriate legend will be conspicuously visible.

D.           Each party further agrees to take reasonable and appropriate measures to safeguard Confidential Information received from the other from theft, loss or negligent disclosure to others and to limit access to Confidential Information to those of its officers, directors and employees who reasonably require such access in order to accomplish performance of this Agreement.

E.           Neither party shall be subject to the obligations of confidentiality contained herein as to any part of Confidential Information received from the other which (i) was known to the receiving party at the time of disclosure, as evidenced by the receiving party’s written records; (ii) is or becomes a part of the public domain without breach of this Agreement by the receiving party or its affiliates or agents; (iii) is lawfully disclosed to the receiving party on a non-confidential basis by a third-party who is not under an obligation of confidentiality, directly or indirectly, with the disclosing party; (iv) is discovered or developed independently by the receiving party without use of or reference to the Confidential Information disclosed by the other party, as evidenced by the receiving party’s written records; or (v) is legally required to be disclosed to a regulatory agency or pursuant to an order of a court of competent jurisdiction, provided that, where permissible, the disclosing party be given a reasonable opportunity to seek a protective order and, upon the request of the disclosing party, the receiving party shall assist the disclosing party in obtaining such protective order.

F.           Each party further agrees to return to the other party, upon request, all copies of Confidential Information, except for one record copy which may, upon written notice to the other party, be retained in confidence for archive purposes only.

G.           Unless otherwise consented to in writing, each party agrees not to use Confidential Information received from the other party for its own benefit, except as specifically provided herein, and not to analyze for chemical composition any samples or materials provided by one party to the other nor to allow or cause any such samples or materials to be released to third-parties for analysis.  In the event consent for such analysis is given, the results of any analysis shall be considered Confidential Information of the party providing such samples.

H.           The receiving party agrees to notify the disclosing party, promptly after it becomes aware thereof, of the date of, and the circumstances involved in, the loss or unauthorized disclosure of any Confidential Information belonging to such party.

I.           The confidentiality and non-use obligations imposed by this Section shall continue in force for five (5) years following termination or expiration of this Agreement.

9.           Ownership of Inventions.

A.           Any invention, trade secret or know-how and any materials, documents, programs or synthesis information belonging to Client and supplied to Johnson Matthey Pharma Services by Client pursuant to this Agreement shall remain the property of Client.

B.           Any invention, trade secret or know-how and any materials, documents, programs or synthesis information belonging to Johnson Matthey Pharma Services at the date of this Agreement, or developed by Johnson Matthey Pharma Services independently of this Agreement, shall remain the property of Johnson Matthey Pharma Services.

C.           Any inventions, whether patentable or not, and any other discoveries, trade secrets or know-how made or developed by Johnson Matthey Pharma Services specifically and solely tor the completion of the work specified in a Project Description shall be the property of Client, and Johnson Matthey Pharma Services hereby assigns, transfers and conveys all of its right, title and interest in and to any and all such discoveries, trade secrets or know-how to Client, subject only to an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free license to Johnson Matthey Pharma Services, with the right to sublicense upon written approval of Client, to practice such inventions, discoveries and trade secrets outside Client’s field of use.  Client will not unreasonably withhold approval of such sublicenses.  Unless otherwise defined in a Project Description, Client’s field of use means Client’s Product under any Project Description.  It is expressly agreed that this Section 9 is not applicable to those works, information and improvements (and relevant intellectual property rights) related to procedures, processes and manufacturing know-how at Johnson Matthey Pharma Services’ which relate to manufacturing operations generally and not to the completion of the work specified in a Project Description specifically.  In this case, therefore, any resulting information, and the relevant intellectual property rights, shall belong to Johnson Matthey Pharma Services.

D.           In the event that any such inventions are patentable, Client may either file patent applications in its name and its expense or, at Client’s sole discretion, request that Johnson Matthey Pharma Services file such patent applications in Johnson Matthey Pharma Services’ name and at its expense.  Johnson Matthey Pharma services will not file such patent applications in the absence of a request from Client.  Should Johnson Matthey Pharma Services, in its sole discretion, agree to file such applications in its name, it will grant Client an irrevocable, exclusive, worldwide, fully-paid, royalty-free license, with the right to sublicense, to practice in the field of use specified in the applicable Project Description, the inventions claimed in any patents obtained thereby.  Likewise, should Johnson Matthey Pharma Services submit such a patent application and later decide to abandon it or not maintain an issued patent, Johnson Matthey Pharma Services shall notify Client at least 30 days in advance of such action and, at Client’s request, assign such application or patent to Client to enable Client to receive or maintain the patent in its own name and its own expense.  In such case, Client shall grant Johnson Matthey Pharma Services an irrevocable, non-exclusive, worldwide, royalty-free license, with the right to sublicense upon written approval of Client, to practice outside Client’s field of use the inventions claimed in such application or patent.  Client will not unreasonably withhold approval of such sublicenses.  Johnson Matthey Pharma Services agrees to cooperate with Client in obtaining documents necessary to file and prosecute U.S. and international patent applications, including but not limited to inventor assignments, inventor declarations and data relating to the invention.

E.           With respect to patentable inventions described in Section 9.C. above, should Client submit a patent application and later decide to abandon it or not maintain an issued patent, Client shall notify Johnson Matthey Pharma Services in writing at least 30 days in advance of such action and, at Johnson Matthey Pharma Services’ request, assign such application or patent to Johnson Matthey Pharma Services to enable Johnson Matthey Pharma Services to receive or maintain the patent in its own name and its own expense.  In such case, Johnson Matthey Pharma Services shall grant Client an irrevocable, exclusive, worldwide, fully-paid, royalty-free license, with the right to sublicense, to practice within Client’s field of use specified in the applicable Project Description, the inventions claimed in such application or patent.

10.         Delivery and Risk of Loss.

Johnson Matthey Pharma Services shall deliver the quantities of the Product pursuant to the terms set forth in each Project Description to a destination in the United States of America designated in writing by Client.  Delivery and risk of loss terms shall be F.O.B.  Johnson Matthey Pharma Services.  Johnson Matthey Pharma Services shall arrange for transportation of the shipment by common carrier designated by Client in writing in the applicable Project Description, or to a nationally recognized common carrier if none is designated.  Shipping costs and charges shall be at the sole expense of Client.

11.         Force Majeure.

Neither party shall be liable hereunder for any delay or failure in performance if such delay or failure is caused by fire, flood, explosion, storm, acts at God, equipment failure, labor difficulties, supply delays or interruptions, acts or failures to act at any government or government agency or any other causes beyond such party’s reasonable control.  Upon the occurrence of any event at force majeure, the party whose performance is thereby threatened shall promptly notify the other party and take reasonable steps to mitigate such delay or failure to perform.

12.         Termination, Project Close-Out and Release of Records.

A.           This Agreement will continue until the later of the expiration or termination of all initiated Project Appendices or five (5) years from the Effective date.  Notwithstanding the foregoing, this Agreement may be extended by written agreement of the parties in a Project Appendix.  Termination or expiration of this Agreement shall not relieve either party from full performance of any obligations incurred prior thereto.

B.           Either party (the “Terminating Party”) may terminate this Agreement or any Project in the event of a material breach or default of this Agreement or any Project by the other party (the “Breaching Party”); provided, that the Terminating Party provides written notice to the Breaching Party of such breach and provides the Breaching Party with a reasonable opportunity to cure the breach.  Unless otherwise mutually agreed, if such breach is not cured within thirty (30) days after the date the Breaching Party receives notice of the breach (such date of receipt, the “Notice Date”), the Agreement or the relevant Project shall terminate effective immediately (“Termination Effective Date”).  In the event of an early termination under this Section 12.B., Client shall pay Johnson Matthey Pharma Services the full amount due to Johnson Matthey Pharma Services, in accordance with the applicable Project Description, for all Services rendered and Products delivered and related expenses reasonably incurred (or for which Johnson Matthey Pharma Services is irrevocably obligated pay) as of either (a) the Notice Date, if Johnson Matthey Pharma Services is the Breaching Party, or (b) the Termination Effective Date, if Client is the Breaching Party.

C.           On or about the expiration or termination of a Project, Johnson Matthey Pharma Services will provide Client with thirty (30) days notice and a written inventory of all glassware, equipment, intermediates or oll1er materials held, prepared or purchased on consignment by Johnson Matthey Pharma Services for the Project (“Close-Out Project Materials”).  At or prior to the expiration of the thirty (30) day notice period, Client shall provide Johnson Matthey Pharma Services with instructions to deliver such Close-Out Project Materials to Client or to destroy all such Close-Out Project Materials, at Client’s expense.  In the event Client fails to provide Johnson Matthey Pharma Services with instructions prior to the expiration of the notice period, Johnson Matthey Pharma Services will have the right, without any further obligation to Client, to dispose of all such Close-Out Project Materials as waste, for which Client will be invoiced; provided that Johnson Matthey Pharma Services shall dispose of such Close-Out Project Materials in compliance with all applicable law.

D.           Johnson Matthey Pharma Services will retain the experimental records as provided in Section 2.G., provided however, Johnson Matthey Pharma Services may at any time provide Client with thirty (30) days written notice of its intent to release such records.  At or prior to the expiration of the thirty (30) day notice period, Client shall provide Johnson Matthey Pharma Services with instructions to deliver such records to Client or to destroy all such records, at Client’s expense.  In the event Client fails to provide Johnson Matthey Pharma Services with written instructions prior to the expiration of the notice period, Johnson Matthey Pharma Services will have the right, without any further obligation to Client, to destroy such records, for which Client will be invoiced.

E.           Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated by either party upon ninety (90) days prior written notice to the other party.

F.           In the event of termination or expiration of this Agreement, Sections 5.B., 6, 7, 8, 9, 12.F. and 13 of this Agreement shall survive.

13.         Miscellaneous.

A.          This Agreement, including any attached Project Description(s), represents the entire and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments, orally or in writing, with respect thereto.  No modification of the provisions of this Agreement shall be effective unless in writing and signed by a duly authorized officer of Johnson Matthey Pharma Services and Client.  Any purchase order issued by Client for Products or Services or other work or materials covered by this Agreement shall be subject to the terms and conditions hereof.

B.           Neither party shall have the right to assign this Agreement without the prior written consent of the other party, except that each party may assign all of its rights and obligations hereunder to a third party of at least equal financial responsibility as part of an acquisition of all or substantially the entire business of such assigning party by such third party.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

C.           If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the remaining provisions.  The waiver or the failure to enforce any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

D.          This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

E.           Any dispute between the parties arising out of or concerning this Agreement will be submitted to binding arbitration in the County of Irvine, State of California, or such other place as the parties may mutually agree, in accordance with the commercial arbitration rules of the American Arbitration Association, with costs borne equally by both parties, provided, however, that each party shall bear the costs of its own counsel.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed as preventing a party from seeking injunctive relief (or other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect such party’s rights and interests.

F.           Client understands and agrees that certain Services may be performed by affiliates and agents of Johnson Matthey Pharma Services and hereby consents to such subcontracting of Services and disclosure of Confidential Information to such Affiliates as necessary or appropriate to perform the Services.  As used in this Section 13.F., “Affiliates” means any business or legal entity controlling, controlled by, or under common control with Johnson Matthey Pharma Services; provided that this provision shall not relieve Johnson Matthey Pharma Services of any of its obligations hereunder.

G.           Nothing herein shall create any equity association, partnership, joint venture, or ownership relation of principal and agent between the parties hereto, and neither Party shall have the authority to bind the other party or the other’s representatives in any way.

H.          Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid, deemed received five (5) days after posting; or ii) U.S. express mail, or other, similar overnight courier service to the address of the other party, as set forth on the signature pages hereto, deemed received two (2) days after posting with such courier.  Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

AEOLUS PHARMACEUTICALS, INC.		JOHNSON MATTHEY PHARMACEUTICAL MATERIALS, INC. d/b/a JOHNSON MATTHEY PHARMA SERVICES

Name:	/s/ John L. McManus	Name:	/s/ Jay Reddy

By:	John L. McManus	By:	Jayachandra Reddy

Title:	President & Chief Executive Officer	Title:	General Manager

Date:	February 16, 2011	Date:	Feb. 18, 2011

Proposal to:

Appendix 1 to the Research and Manufacturing Agreement
Between
Johnson Matthey Pharma Services and Aeolus Pharmaceuticals
Dated: February 16, 2011

Proposal #: AEO-100816-557 Base Year

Title:  Process Improvement and GMP Preparation of AEOL 10150

Preparation Date:  February 17, 2011

PROJECT PROPOSAL

Client:	Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway Suite 150
Mission Viejo, CA 92691

Client Contact:	John McManus, President and CEO

Phone:	949-547-2840
Fax:
E-mail:	john@aolsrx.com

TITLE

Process Improvement and GMP Preparation of AEOL 10150

SUMMARY

Aeolus Pharmaceuticals, Inc. (Aeolus) will engage Johnson Matthey Pharma Services (JMPS) to use reasonable commercial efforts to achieve the following Stage 1 objectives during the Base Contract Period (Year 0):

Stage 1         Support for AEOL 10150 Drug Substance:
•	Process and Analytical Development
•	Current Process Non-GMP and GMP Manufacture

JMPS has considerable experience providing process research and GMP API manufacture for all development stages including commercial API supply.

Estimated price and timelines are summarized below:

Base Contract Period (Year 0)

Scope of Work	Service Fee	Est. Direct Expenses	Duration
Task 1.1 Process Development	[…***…]	[…***…]	[…***…]
Task 1.2 Analytical Development	[…***…]	[…***…]	[…***…]
Task 1.3 Preparation of 1.5 kg non-GMP API	[…***…]	[…***…]	[…***…]
Task 1.4 Preparation of 1.0 kg GMP API	[…***…]	[…***…]	[…***…]
Task 1.5 3-Year GMP Stability Program	[…***…]	[…***…]	[…***…]

*Confidential Treatment Requested

BASIS / ASSUMPTIONS

This proposal is based on information obtained from previous JMPS manufacture of AEOL 10150 and current efforts on behalf of Aeolus at JMPS.

This proposal is based on the following assumptions:

1.
Non-GMP development work will be recorded in laboratory notebooks.  The 1.5 kg campaign for non-GMP API will be documented in non-GMP batch records.  All GMP work will be documented in GMP batch records.

2.
This proposal assumes that all Intermediates and AEOL 10150 are not potent (category 2 out of 4 on the SafeBridge scale) and will not require the use of containment techniques. If it is later determined that any of the Intermediates or AEOL 10150 are potent then the costs and timelines may be adjusted.

3.	JMPS will make a reasonable commercial effort to produce 1.5 kg of non-GMP and 1.0 kg of GMP AEOL-10150 (2318.C) using the existing process under TASKS 1.3 and 1.4 in a kilo-lab environment.
4.	JMPS has suitably qualified HPLC and GC residual solvent methods for release of AEOL-10150 for Task 1.4 from prior GMP campaigns.
5.	All raw materials are commercially available in quantities necessary to complete this project.
6.	The final compound will be shipped to Aeolus (or an alternate location) within 30 days after project completion and will not be stored at JMPS for the longer term.
7.	JMPS will not be responsible for any freight charges associated with materials sent directly by or at the request of customers.

SCOPE OF WORK

TASK 1.1: Process Improvement

JMPS proposes a development plan for an improved synthesis of AEOL 10150.

BACKGROUND

AEOL 10150 is a novel porphyrin based catalytic antioxidant with a variety of potential pharmaceutical applications. The synthesis of AEOL 10150 is shown in Scheme 1

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IMPROVE CURRENT PROCESS

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ALTERNATE ROUTE

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Johnson Matthey will generate a report that compares material manufactured under the current route of synthesis comparing this to the new route of synthesis and detailing their comparability.

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TASK 1.2: Analytical Development

JMPS will complete the following development activities:

1.	Further development and validation (Selectivity, Repeatability, Linearity, QL, DL, Solution Stability) of a purity method for regulatory starting materials and intermediates.
2.	Further development and validation (Selectivity including Forced Degradation, Repeatability, Linearity, Accuracy, QL, DL, Solution Stability) of a stability indicating method for AEOL 10150.
3.	Further development and validation (Selectivity, Accuracy and Repeatability at the limit, DL) of a limit test method for detection of residual solvents by GC.
4.	Qualification of a reference standard.
5.	Qualification of reference markers (reg SMs, intermediates and impurities as appropriate).
6.	Support for IPC development.
7.	Development of a cleaning method (HPLC).

TASK 1.3: Existing Process Non-GMP Preparation of AEOL 10150

1.
Reduction to Practice:  JMPS will perform the complete process under non-GMP conditions in a laboratory setting to familiarize with the best process as determined from previous AEOL 10150 synthetic campaigns.

2.	Preparations of non-GMP batch records for Kilo-lab preparation targeting 1.5 kg of non-GMP AEOL 10150.
3.	Preparation of aldehyde intermediate R-2318-01.
4.	Conversion of the aldehyde (R-2318-01) to provide approximately 1.5 kg of AEOL 10150 which meets the agreed upon specifications.
5.
QC Analysis of the prepared AEOL 10150 by the following anticipated analytical tests:  Description, IR, LC-MS, DSC, KF, GC for residual solvents (Acetonitrile, Acetone, DMF and Methanol), HPLC (purity by AUC), Elemental analysis, and Mn content by ICP-MS.

6.	Shipping of the prepared non-GMP AEOL 10150 with a Certificate of Testing, to a location as requested by Aeolus.
7.	Preparation of a Summary Report.

TASK 1.4: Existing Process GMP Preparation of AEOL 10150

1.	Produce Master Batch Records from previous JMPS documentation and information gained from non-GMP campaign.
2.	Equipment preparation and set-up including preparations for GMP production.
3.	Preparation or purchase of aldehyde intermediate R-2318-01.
4.	Conversion of the aldehyde (R-2318-01) to provide approximately 1.0 kg of GMP 2318.C (AEOL 10150) which meets the agreed upon specifications.
5.
QC Analysis of the prepared 2318.C by the following anticipated analytical tests:  Description, IR, LC-MS, DSC, KF, GC for residual solvents (Acetonitrile, Acetone, DMF and Methanol), HPLC (purity by AUC), Elemental analysis, and Mn content by ICP-MS.

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6.	QA review of Batch records and product release.
7.	Shipping of the prepared GMP 2318.C (AEOL 10150) with a Certificate of Analysis, to a location as requested by Aeolus.
8.	Preparation of a Summary Report.

TASK 1.5: Stability Studies

3-Year Stability Program for one GMP lot of AEO 10150

1.
Preparation of stability protocols for ICH stability studies at agreed upon conditions: 3-year long term studies at 25 °C/60% RH and an abbreviated accelerated study at 40 °C/70% RH using agreed upon containers/closures configuration reflective of the bulk packaging to be tested using agreed upon test methods (Appearance, HPLC (chemical purity, impurities, and assay), KF, XRPD and particle size).

2.
Set down of one GMP lot at the agreed upon conditions in the agreed upon containers/closures.  At each time point an extra sample will be set down.  These samples can be used for additional time points or for investigations (OOT or OOS).  The testing of additional time points and /or OOS confirmation will be charged at the applicable per pull price.

3.
It is assumed, that the batch release data shall serve as the data for the initial time point (T0).  If that is not possible, an incremental fee of […***…] will be charged to cover retesting the material to obtain results to be used as initial baseline data.

4.
Any additional testing will be charged at the applicable per pull price.  See table below for testing and time points.  Upon request, additional samples may be set down to extend beyond the anticipated 5-year timeframe for testing at yearly intervals.

5.
Confirmation of Out of Specification (OOS) results per Johnson Matthey Pharma Services SOP, if failed specification or unexpected result is seen.  (One per condition per specification).  This would include any additional testing requested by the client required due to unexpected results on ‘report’-only specifications.  Multiple conditions and/or lots that are retested together will be charged at the multiple-pull rate.  Only the test that fails will be confirmed.

6.	API Reference Standard will be recertified at yearly time points as indicated in the chart.

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7.
Optional: Photostability with ICH exposure of 1.2 million lux hours and 200 watt hours/square meter can be performed for a fee of […***…]. Sample stored at RT will be analyzed along with the dark control and sample exposed to light.

Table of Scheduled Stability Pulls:

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STAFFING/COMMUNICATIONS

1.	JMPS will appoint a Project Leader for the work. The Project Leader will manage the activities at JMPS, have responsibility to meet the project objectives, and serve as the primary technical liaison.
2.	JMPS will provide a technical team to support the project. The team composition will be adjusted as needed.
3.
Project updates will be submitted to Aeolus.  Bi-weekly conference calls will be arranged to discuss project results and adjust the project plan.  Meetings between Aeolus and JMPS will be scheduled as needed.

PROJECT SCHEDULE

1.	Firm project scheduling will be established at proposal acceptance. Scheduling is contingent on prevailing staff and equipment availability.
2.
Project communication and coordination will be with one Project Leader.  JMPS acknowledges that TASKS 1.1-1.3 may all begin upon acceptance of the proposal.  Task 1.4 (GMP manufacture of AEOL 101050) follows the completion of Task 1.3.

PRICE & INVOICE SCHEDULE

TASK 1.1:  Process research is offered on a time and materials basis.  The duration of time to accomplish the scope outlined above is estimated as […***…] FTE scientists for […***…].  Actual time to accomplish stated goals will depend on research results.  Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…] handling fee.  JMPS is pleased to offer a monthly FTE rate of […***…] per month.

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1.1: Process Research […***…], […***…] FTE	[…***…]	[…***…]

TASK 1.2:  Analytical development research is offered on a time and materials basis.  The duration of time to accomplish the scope outlined above is estimated as 1.5 FTE scientists for […***…] (Analytical Development and IPC) and […***…] FTE for […***…] (Qualification & Validation of Methods) for a total of […***…] FTE months over an […***…] calendar timeline.  Actual time to accomplish stated goals will depend on research results.  Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…] handling fee.  JMPS is pleased to offer a monthly FTE rate of […***…] per month.
Upon acceptance of this proposal, Aeolus will be invoiced for labor and project direct expenses monthly as incurred.

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1.2: Analytical Development […***…] FTE months	[…***…]	[…***…]

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TASK 1.3:  Fixed service fee for the non-GMP synthesis of 1.5 kg AEOL 10150 is based on the above Statement of Work and the Synthesis Summary. Estimated timeline is approximately […***…].

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1.3: Non-GMP Synthesis Targeting 1.5 Kg of AEOL 10150	[…***…]	[…***…]

*Direct project expenses such as raw materials, waste disposal, supplies, dedicated equipment and outside testing will be billed additionally at cost […***…] handling fee.

TASK 1.4:  Fixed service fee for the GMP synthesis of 1.0 kg AEOL 10150 is based on the experience of TASK 1.3 and previous manufacture of AEOL 10150 under GMP at JMPS.  Additional aldehyde intermediate R-2318-01 is expected to be purchased as a Direct Expense. Estimated timeline is approximately […***…] months.

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1.4: GMP Synthesis Targeting 1.0 Kg of AEOL 10150	[…***…]	[…***…]

*Direct project expenses such as raw materials, waste disposal, supplies, dedicated equipment and outside testing will be billed additionally at cost […***…] handling fee.

TASK 1.5:  3-Year Stability Study

Scope of Work	Service Fee	Est. Direct Expenses
TASK 1.5: GMP Stability Study	[…***…]	Included in labor fees

INVOICE SCHEDULE SUMMARY

Stage 1	Milestone	Payment
Tasks 1.1 and 1.2	Monthly	Monthly FTE Rate
Tasks 1.3 and 1.4	Project Initiation	[…***…] of Service Fee for Tasks 1.3 and 1.4
Tasks 1.3 and 1.4	Completion of Task 1.3	Balance of Service Fee
Tasks 1.3 and 1.4	Completion of Task 1.4	Balance of Service Fee
Task 1.5	-	Invoice at time of testing

Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…] handling fee.  Invoices are payable within thirty (30) days from the date of issuance.

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GENERAL

1.
This statement of work shall be governed by the terms and conditions of that certain Master Services Agreement of February 16, 2011, between Aeolus Pharmaceuticals, Inc. and Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services.

2.
This proposal is based on a specific scope of work that was developed using the available technical information.  Actual results obtained during project execution may differ from the anticipated results on which the proposal was based.  If a significant difference occurs, JMPS will assess the impact on the scope of work, schedule, and cost, and inform Aeolus.  JMPS and Aeolus will promptly devise and agree to a modified project plan as warranted to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation using a Scope Change Order.

3.	Aeolus consents to release of Aeolus information or material to outside testing services for the limited purpose of obtaining analytical or other requested tests during the project.
4.
All estimates of cost and timelines listed above are based on previous experience however they may not reflect the actual cost for Aeolus.  Significant process improvements in yield, purification, or material processing may lower the overall required manpower.  Similarly, the assumption is made that the yields, purification, and material processing results from previous campaigns can be maintained for the outlined scope of work and JMPS may re-evaluate the cost basis for manufacture at each stage based on the most recent data.

5.	All work performed is subject to the JMPS Quality System.
6.	JMPS acknowledges Aeolus right to review relevant JMPS standard operating procedures (SOPs) and test methods (TMs).
7.
This proposal is valid for sixty (60) days from the preparation date.  Business correspondence regarding this price estimate and/or correspondence regarding the scientific content of this proposal should be directed to the following individuals:

Business	Todd Stark, Ph.D., Business Development Manager […***…]

Technical	Bernhard Paul, Ph.D., Associate Director of Chemistry Development […***…]

Payment can be made using one of the following two methods:

Check	Johnson Matthey Pharmaceutical Materials, Inc. P.O. Box 88909 Chicago, IL 60695-1909
Wire Transfer	1 Chase Manhattan Plaza, Floor 7 New York, NY 10005 Phone: 540-966-0661 For the benefit of: Johnson Matthey Pharmaceutical Materials, Inc. ABA […***…] Account […***…] Swift Code: […***…]

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AUTHORIZATION

Appendix 1

Proposal #: AEO-100816-557

Process Improvement and GMP Preparation of AEOL 10150

Base Contract Period (Year 0)

The proposed work may be authorized by returning (via facsimile, PDF by email, or standard mail services) a signed copy of the Proposal to:

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Johnson Matthey Pharma Services
70 Flagship Drive
North Andover, MA  01845
Phone:                […***…]
Fax:                     […***…]
E-mail:                […***…]

For: Johnson Matthey Pharma Services

/s/ Jayachandra Reddy	Date:	February 18, 2011
Jayachandra Reddy, PhD
General Manager

By their signature below, Aeolus Pharmaceuticals authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Terms and Conditions of the Research and Manufacturing Agreement.

For: Aeolus Pharmaceuticals, Inc.

/s/ John McManus	Date:	February 18, 2011
John McManus
President & CEO

Reference Purchase Order Number: ________________________

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